Exhibit 99.2

FORM OF LETTER TO RECORD HOLDERS
CIDARA THERAPEUTICS, INC.

Subscription Rights to Purchase Shares of Common Stock and/or Preferred Stock

January 22, 2020

Dear Cidara Securityholder:

This letter is being distributed by Cidara Therapeutics, Inc. (the “Company”) to all holders of record of (i) shares of its common stock, par value $0.0001 per share (the “Common Stock”), (ii) shares of its Series X Convertible Preferred Stock (the “Series X Preferred Stock”), and (iii) Common Stock Purchase Warrants issued by the Company on May 21, 2018 (the “Participating Warrants”), in each case, as of 5:00 p.m., New York City time, on January 21, 2020 (the “Record Date”), in connection with the distribution of non-transferable subscription rights (the “Rights”) to such holders to subscribe for and purchase up to an aggregate of 11,952,191 shares of Common Stock in a rights offering (the “Rights Offering”) for a cash purchase price of $2.51 per share of Common Stock (the “Common Subscription Price”). Any holder of greater than 9.99% of the outstanding number of shares of the Common Stock may elect to instead purchase non-voting Series X Preferred Stock at a purchase price of $25.10 per share (together with the Common Subscription Price, as applicable, the “Subscription Price”), and any such holder so electing would have a right to purchase one tenth of a share of Series X Preferred Stock for each share of Common Stock it had a right to purchase in the Rights Offering. The Company is offering up to an aggregate of 11,952,191 shares of Common Stock and up to 1,195,219 shares of Series X Preferred Stock in the Rights Offering (the “Shares”). Holders as of the Record Date of the Company’s Series X Preferred Stock and Participating Warrants will have a right to participate in the Rights Offering on an as-converted or as-exercised basis. The Rights and the Shares are described in the prospectus supplement (and the accompanying prospectus), dated January 22, 2020 (the “Prospectus”), covering the offer and sale of the Shares issuable upon the exercise of the Rights.

As described in the Prospectus, you will receive 0.2297 Rights for each share of Common Stock owned of record by you, or issuable upon conversion of the shares of Series X Preferred Stock or exercise of the Participating Warrants, of which you are a record holder as of 5:00 p.m., New York City time, on the Record Date. The Rights are evidenced by a non-transferable certificate (the “Rights Certificate”) registered in your name and will cease to have any value as of 5:00 p.m., New York City time, on February 10, 2020, unless the Rights Offering is extended by the Company (the “Expiration Time”). The total number of Rights issued to you will be rounded down to the nearest whole number and each whole Right will allow you to subscribe for one share of Common Stock at the Subscription Price (or the number of shares of Series X Preferred Stock which may be converted into that number of shares of Common Stock) (the “Subscription Right”).

As further described in the Prospectus, the Company has entered into an Investment Agreement with BVF Partners L.P. (“BVF”) and Stonepine Capital, LP (together with BVF, the “Backstop Parties”), pursuant to which the Backstop Parties have agreed to purchase from the Company any and all Shares not subscribed for in the Rights Offering, in the form of Common Stock or Series X Preferred Stock, as further described in the Prospectus. The Backstop Parties also will have the same right as other security holders to subscribe for and purchase Shares under their Subscription Rights. The Investment Agreement with the Backstop Parties is described in more detail in the Prospectus.

The Rights will expire and be of no value if not exercised prior to the Expiration Time.

You will be required to submit payment in full for all of the Shares you wish to purchase pursuant to the exercise of the Subscription Right prior to the Expiration Time.

As soon as practicable after the Expiration Time, any excess subscription payment received by American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) from you will be returned to you, without interest or penalty.

Enclosed are copies of the following documents:

1.	The Prospectus;
2.	A Non-Transferable Subscription Rights Certificate evidencing the Rights for which you are the holder of record;
3.	Instructions on how to Exercise the Cidara Therapeutics, Inc. Rights Certificates; and
4.	A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise your Rights, you must promptly deliver the properly completed and signed Subscription Rights Certificate accompanying this letter, with payment of the Subscription Price in full for each Share subscribed pursuant to the Subscription Right to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

You cannot revoke the exercise of your Rights. Rights not exercised prior to the Expiration Time will expire and be of no value.

Additional copies of the enclosed materials may be obtained from, and any questions or requests for assistance concerning the Rights Offering should be directed to, the Subscription Agent at (718) 921-8200.

Very truly yours,

CIDARA THERAPEUTICS, INC.